As filed with the Securities and Exchange Commission on January 17, 2014

Registration Statement No. 333-181629

Registration Statement No. 333-160112

Registration Statement No. 333-143502

Registration Statement No. 333-100515

Registration Statement No.  333-94327

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

Registration Statement No. 333-181629

Registration Statement No. 333-160112

Registration Statement No. 333-143502

Registration Statement No. 333-100515

Registration Statement No.  333-94327

UNDER THE SECURITIES ACT OF 1933

METROCORP BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Texas	76-0579161
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o East West Bancorp, Inc. 135 N. Los Robles Avenue, 7th Floor Pasadena, California 91101	77036
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan

MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan

MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan (initial registration)

MetroCorp Bancshares, Inc. 1998 Stock Incentive Plan

MetroCorp Bancshares, Inc. Non-Employee Director Stock Bonus Plan

(Full title of the plans)

East West Bancorp, Inc.

c/o Douglas P. Krause, Esq.

Executive Vice President and General Counsel

135 N. Los Robles Avenue, 7th Floor

Pasadena, California 91101

(626) 768-6000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of MetroCorp Bancshares, Inc. (the “Registrant”):

•                              File No. 333-181629, pertaining to the registration of an additional 500,000 shares of Common Stock, par value $1.00 per share, of the Registrant (the “Common Stock”), issuable under the Amended and Restated MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan;

•                              File No. 333-160112, pertaining to the registration of an additional 300,000 shares of Common Stock, issuable pursuant to the MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan; and

•                              File No. 333-143502, pertaining to the registration of 350,000 shares of Common Stock, issuable pursuant to the MetroCorp Bancshares, Inc. 2007 Stock Awards and Incentive Plan.

•                              File No. 333-100515, pertaining to the registration of 500,000 shares of Common Stock, issuable pursuant to the MetroCorp Bancshares, Inc. 1998 Stock Incentive Plan; and

•                              File No. 333-94327, pertaining to the registration of 48,000 shares of Common Stock, issuable pursuant to the MetroCorp Bancshares, Inc. Non-Employee Director Stock Bonus Plan.

On September 18, 2013, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with East West Bancorp, Inc., a Delaware corporation (“East West”).  Pursuant to the Merger Agreement, among other transactions, on January 17, 2014, the Registrant merged with and into East West (the “Merger”), with East West continuing as the surviving corporation and as the successor in interest to the Registrant following the Merger.

In connection with the consummation of the Merger, the offerings pursuant to the Registration Statements have been terminated.  In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Registrant hereby removes from registration the securities of the Registrant registered but unsold under the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pasadena, State of California, on the 17th day of January 2014.

East West Bancorp, Inc., as successor to MetroCorp Bancshares, Inc.

By	/s/ Douglas P. Krause
Name:	Douglas P. Krause, Esq.
Title:	Executive Vice President and General Counsel

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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